Exhibit 99.1

PRESS RELEASE

Telenet announces Full Year 2007 results

► Solid operational and financial growth; full year outlook successfully achieved

► Strong free cash flow progression of 71%

► Revenue up 15%; EBITDA up 21%, yielding an EBITDA margin of 47.5%

Mechelen, February 18, 2008 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the EU (“EU GAAP”) for the twelve months ended December 31, 2007:

Highlights

•                  Full year outlook successfully achieved through continued solid growth and improved performance;

•                  Net organic annual RGU growth of 315,000, total RGU base now exceeds 3.5 million;

•                  Fourth-quarter iDTV net additions of 51,000; almost one out of four basic television customers on digital platform;

•                  Revenue of €931.9 million, up 15% versus prior year;

•                  EBITDA(1) of €442.9 million, up 21%, yielding an EBITDA margin of 47.5% for the full year;

•                  Capital expenditures(2) of €208.8 million, representing a reduction to 22% of revenue from 25% of revenue prior year;

•                  Free cash flow(3) of €177.2 million, an increase of 71% compared to €103.4 million in the prior year.

For the year ended	Dec 2007	Dec 2006	Change %

Financial highlights (€ millions) - continuing operations

Revenue	931.9	813.5	15%
Net income	20.7	8.5	144%

Basic earnings per share (EUR)	0.20	0.08
Diluted earnings per share (EUR)	0.19	0.08

EBITDA (1)	442.9	366.6	21%
EBITDA margin %	47.5%	45.1%
Capital expenditures (2)	208.8	206.0	1%
Capital expenditures as % of revenue	22%	25%
Free cash flow (3)	177.2	103.4	71%

Operational highlights (000 RGUs)

Basic cable television	1,708	1,604	6%
Premium television	420	266	58%
Broadband internet	873	729	20%
Fixed telephony	548	455	20%
Mobile telephony	56	13	331%

Triple play customers (4)	303	236	28%
RGUs per unique customer (4) (5)	1.59	1.50	6%
ARPU per unique customer (€ / month) (4) (6)	30.2	26.7	13%

(1)          EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights.

(2)          Capital expenditures are defined as purchases of property, equipment and intangible assets as reported in our consolidated statement of cash flows.

(3)          Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments, less capital expenditures.

(4)          On Telenet network only, excluding former UPC Belgium area (Brussels and Leuven) and Partner Network.

(5)          Revenue Generating Unit (RGU) is separately a subscriber to basic anolog or digital cable television, broadband internet or fixed telephony .A home may contain one or more RGUs.

(6)          Average monthly revenue (ARPU) per unique customer is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing unique customers for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Having completed 2007, I am pleased to report that Telenet performed well in a challenging market and delivered on all its operational and financial objectives for the past year. During the fourth quarter, Telenet passed the milestone of 3.5 million RGUs across its footprint, implying that we have organically added more than 315,000 subscribers over the past year. The fourth quarter typically provides good momentum for iDTV and this year was no different. Fuelled by a successful marketing campaign, we gained 51,000 subscribers during the last quarter of the year, a record quarterly increase. Thanks to this strong uptake, we crossed the 400,000 iDTV subscribers milestone in mid January 2008, which means that almost a quarter of our basic television subscribers are enjoying our digital experience. Besides our focus on superior individual products, the continued success of our triple play strategy through bundled offerings is demonstrated by the fact that almost one out of five customers are subscribing to at least three services, up 28% from last year, and that half of our new customers immediately opt for two or more products. The value-enhancing aspect of triple play is not only reflected in our increasing ARPU per unique subscriber, up 13% compared to prior year, but also in its positive impact on our operations through reduced churn and more combined customer installations, both of which improve our profitability and cash flow.

Our financial results for 2007 fully achieved our outlook and we are pleased to report organic revenue growth of 10%, with the acquisition of UPC Belgium adding another 5%. The combination represents a 15% annual revenue increase to €931.9 million, reaching the midpoint of our revenue outlook for 2007. We recorded good growth in all our residential core product lines with broadband internet leading. We believe 2007 was a turning point in raising our operational margins as we managed to grow our EBITDA by 21% to €442.9 million for the full year, yielding a reported EBITDA margin of 47.5%, or €446.5 million and 47.9% respectively when excluding severance charges. This year-on-year improvement of 2.4 percentage points is a reflection of the operational leverage gained through our process-oriented methodologies, increased customer focus and strict cost control. Our operating profit almost doubled to €205.3 million for 2007. Capital expenditures remained below our outlook and were €208.8 million for the full year, a minor increase in absolute numbers compared to last year, but decreased as a percentage of revenue to 22% in 2007 from 25% in 2006. We generated free cash flow of €177.2 million which is a solid increase of 71% compared to the prior year.

Throughout 2007, both our operational and financial results consistently showed progress in what we set out to do: grow revenue, capture market share, improve margins, increase productivity and provide a good customer experience, and we are confident that our performance will continue to deliver value to shareholders. However, we remain cautious about the increasingly challenging environment we operate in, which is currently being driven by strong competition, the ongoing rapid pace of technological change and increasing national and European regulation. While it is our objective to further strengthen our competitive position and to expand our leadership across our products, we will further focus on process improvements and stringent cost control.

In 2008, we anticipate reaching a definitive agreement with the Pure Intercommunales, the owners of the Partner Network, on the transfer of all their activities, as announced in November 2007. If completed, this transaction would allow consumers across Flanders to be served by a single provider for digital television over cable, simplifying and enhancing the product offering for customers within the Partner Network as from that point, customers would have the choice of at least two triple-play providers. Despite the recent legal actions pursued by Belgacom, we remain fully committed to a successful integration as we are convinced that this transaction would eventually result in a transparent triple-play landscape for the customer, boosted by the competition between infrastructures, and in a value-enhancing outcome for both the Pure Intercommunales and for our shareholders.

In 2007, we also optimized our balance sheet, allowing us greater flexibility in our capital structure at improved terms and increasing return on equity for our shareholders. This new, carefully selected use of leverage has enabled us to increase our operational flexibility and to reward our investors. In November 2007, we executed our first return to shareholders by means of a capital distribution of €6.00 per share, representing a yield of approximately 25%, and it is our aim to consider future returns to shareholders based on our continuous assessment of potential value-enhancing acquisitions and the Company’s operational, financial, corporate and competitive conditions.”

About Telenet: Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information: Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our 2006 Annual Report and Reports for the Three Months ended March 31, 2007, Six Months ended June 30, 2007, Nine Months ended September 30, 2007 and the Year ended December 31, 2007, as well as presentations related to the financial results of the Three Months ended March 31, 2007, Six Months ended June 30, 2007, Nine Months ended September 30, 2007, and the Year ended December 31, 2007 have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Contacts:

Press:	Jan de Grave	Stefan Coenjaerts
	VP Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone:+32 15 333 465	Phone:+32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations	Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone:+ 32 15 335 696	Phone:+32 15 335 703

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our ability to complete the proposed transaction with the PICs; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations.  We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information: The audited consolidated annual financial statements of Telenet Group Holding as of and for the years ended December 31, 2006 and 2007 have in each case been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) unless otherwise stated.

1              Operational highlights

Multiple play. During 2007, the Company demonstrated good progress in its operational performance, resulting in record net annual subscriber additions. During the last quarter of the year, we passed the 3.5 million RGU milestone, reporting a total subscriber base of 3,549,000 by the end of December 2007, a year-on-year increase of 16%. Excluding the opening subscribers of the UPC Belgium acquisition, this implies organic growth of 315,000 RGUs for the full year, excluding mobile telephony. Triple play customers on our own network reached 303,000, up 28% year-on-year. Nineteen percent of our customers take three products now, compared to 15% a year ago, which reveals both good growth in our triple play performance as well as the opportunity to increase additional service uptake on our basic cable television subscribers in coming years. We achieved a further increase in RGUs per unique subscriber to 1.59x as of December 31, 2007, from 1.50x as of December 31, 2006. This progress is attributable to the ongoing success of our bundled offers that meet our customers’ needs for a single provider of all types of communication and entertainment services.

Churn in the fourth quarter remained relatively stable compared to the previous quarter, and remains at the lowest levels we observe among industry peers. Compared to last year, we observed a further decrease in churn levels on broadband internet and fixed telephony, partially driven by a larger penetration of bundles that drive customer loyalty. Churn on basic cable television increased slightly, but remained in line with our expectations taking into account the increased competitive landscape in the Flemish television provider market.

ARPU per unique customer. Alongside our improving triple play statistics, ARPU per unique customer on the Telenet network grew further to €31.1 for the fourth quarter of 2007, up from €27.9 for the fourth quarter of 2006. For the full year 2007, ARPU per unique customer increased by 13% year-on-year to €30.2. This growth is a clear reflection of a continuation in the uptake of multiple play, stable broadband ARPUs, and a progressing digitalization of our basic cable television subscribers, generating an average ARPU of more than double the analog base fee.

Notwithstanding the heightened competitive environment, total net additions across all our products remained firm for 2007 and in line with the previous year’s levels. We believe this trend reflects the continued attractiveness of our product offerings to our customers, and we are confident that our segmented multiple play strategy will further fuel our growth in both revenue and profitability.

1.1          Broadband internet

Subscriber base. As of December 31, 2007, our total broadband internet subscribers reached 873,000, an increase of 20% or 144,000 subscribers compared to December 31, 2006. This represented a penetration ratio of homes passed in our footprint of more than 32%. On an organic basis, i.e. excluding the starting base of the UPC Belgium business we acquired, we added 102,000 internet subscribers during 2007, amid strong competition, which is in line with the net additions we achieved during previous years. Out of the 873,000 total broadband internet subscribers, 29,000 were attributable to small and medium-sized enterprises (SME). Our residential broadband internet subscriber base grew to 844,000 by the end of December 2007, up from 703,000 at the end of December 2006. Churn in this service was slightly lower at 7.4% in 2007, a reduction of 0.6 percentage points compared to 8.0% in 2006.

As of December 31, 2007, all former UPC Belgium subscribers were migrated to our systems, which resulted in a reduction of our broadband internet RGU base by approximately 1,000 as reflected in our year-end closing subscriber base.

Based on internal research, we believe we have maintained our nationwide broadband internet market share of approximately 37% as of the end of September 2007, despite being present only in the Flanders region.

On December 14, 2007, we implemented increased upload and download speeds across our entire broadband internet portfolio, which reflects our product strategy of pursuing speed leadership at stable prices.

ARPU and revenue trend. The majority of our broadband internet subscriber base continues to opt for our medium and high-tier products, resulting in a stable broadband internet ARPU for both the fourth quarter and the full year 2007 compared to the respective periods a year ago. We believe that these strong operational results are a consequence of our continued commitment to offering a diversified broadband product portfolio, with each product within it offering superior specifications and customer service. For the full year 2007, broadband internet revenue increased by 21% to €324.4 million from €268.6 million the year before.

1.2          Telephony

Fixed telephony. We ended the year with 548,000 fixed telephony subscribers, an increase of 93,000 in 2007, which is slightly more than the prior year additions and was achieved in a declining fixed line market. Compared to the end of 2006, our fixed telephony subscriber base grew by 20%, reaching a penetration rate over 21%. Our residential fixed telephony base reached 539,000 subscribers as of the end of December 2007, and the remaining 9,000 were SME customers. We benefited from improved churn rates by 1.4 percentage points to 7.7% in 2007 from 9.1% in 2006, and narrowed the gap versus broadband churn levels as a result of an increasing share of bundled customers.

The key drivers of our telephony subscriber growth continue to be our competitively priced fixed telephony offerings including the “FreePhone” and “FreePhone 24” rate plans, which offer even better value when taken in one of our bundles. Fixed telephony remains a highly competitive market in which we anticipate continued innovation in the packaging and pricing of telephony services.

Mobile telephony. Our mobile telephony service added a net 43,000 subscribers during the year of 2007, to reach a total of 56,000 mobile subscribers as of December 31, 2007. These mobile services were primarily sold to existing customers as part of a bundle and hence, were achieved without incurring any incremental marketing cost.

ARPU and revenue trend. As anticipated, we experienced continuing downward pressure on our fixed telephony ARPUs, primarily due to the addition of new subscribers on bundled and flat-rate tariffs and lower retail rates for fixed-to-mobile voice traffic as a result of a decrease in mobile termination rates as of October 1, 2007, the benefits of which we passed on to our customers. In addition, following the new regulatory framework, we incurred the first negative impact of decreasing fixed line termination rates in 2007, which decreased an average of 34% versus the prior year. Despite these elements, telephony revenue increased by 9% to €200.5 million from €183.3 million in 2006 supported by strong growth in our fixed and mobile telephony subscriber base.

1.3                               Television

1.3.1                     Premium TV & iDTV

Subscriber base. As of December 31, 2007 we registered a total of 420,000 subscribers to one or more premium television services, comprising 391,000 iDTV subscribers, 25,000 Prime customers (on the former Canal+ platform, the majority being in the Partner Network region) and 5,000 customers subscribing to premium content on the former UPC Belgium network.

In 2007, we achieved a net increase of 165,000 iDTV subscribers and grew our customer base by 73% compared to the end of 2006. This implies that during 2007, we converted 10% of our total basic television subscribers from analog to digital, which is in line with our long-term target. Our fourth quarter sales of iDTV were particularly boosted by a successful year-end campaign in December, resulting in record quarterly net iDTV additions of 51,000. On December 1, 2007, we launched our High Definition service, including a new HD-set top box — offered as a rental only — alongside a limited, introductory content package of 4 HD-channels. Taking into account the current limited local HD-content, we are satisfied with the initial uptake.

ARPU and revenue trend. During the fourth quarter of 2007, we saw good progress in our video-on-demand transactions, demonstrated by a stronger year-on-year increase in paid transactions (+81%) compared to the year-on-year increase in our iDTV customer base (+73%). In addition, we observed further growth in the share of paying video-on-demand transactions to total transactions compared to previous quarters. The combination of a positive trend in video-on-demand and stable package uptake rates resulted in a flat iDTV ARPU, which was more than double the initial basic cable television ARPU.

Total premium television revenue generated by both our iDTV and PayTV customers reached €62.9 million for the full year of 2007, up from €47.3 million for the same period in 2006, an increase of 33% year-on-year.

1.3.2       Basic cable TV

Subscriber base. Subscribers to both basic analog and digital television services reached a total of 1,708,000 at the end of December 2007 compared to 1,604,000 at the end of 2006, comprised of 1,317,000 basic analog subscribers and 391,000 basic digital subscribers.

Adjusted for subscribers acquired with the UPC Belgium network, we experienced a net decrease in our basic cable TV subscriber base of 1.7% during 2007. This decline is in line with our expectations amid competition from other digital television and satellite providers. To a degree, the Brussels area influenced the overall basic TV churn as this footprint contains a more volatile subscriber base, resulting in a natural higher churn compared to the Flanders area.

The impact of this loss in subscribers was more than offset by last year’s increase of the basic TV subscription fee. Total basic TV revenue reported in 2007 was €221.7 million, up by 11% compared to 2006.

1.4          Telenet Solutions

Our business service division continued to deliver top line growth through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. Revenue for 2007 reached €87.0 million, up 11% on 2006.

In an environment that is highly price sensitive and which is characterized by demanding service requirements, we continue to pursue our strategy of offering tailored quality solutions and products with high levels of service to business customers. In 2008, we will assess our current product offerings and services portfolio in order to ensure a long-term sustainability of both revenue and profitability growth by selecting the best available technologies, combined with an increased focus on our small and medium-sized enterprises.

2                                         Financial Review

2.1                               Revenue

The Group’s operating revenue for 2007 increased by 15% to €931.9 million from €813.5 million in 2006, reaching the midpoint of our revenue outlook for the year. This progress was attributable to (i) the acquisition of UPC Belgium on December 31, 2006, (ii) organic growth in residential broadband internet, fixed telephony and iDTV subscribers and (iii) increasing ARPU per unique customer, slightly offset by (i) a decrease in set top box sales following the introduction of set top box rentals and lower set top box retail prices and (ii) a regulatory-driven reduction of our termination rates. Revenue for the fourth quarter of 2007 was €240.9 million, up 12% on a year-on-year basis. Excluding the impact from the UPC Belgium acquisition, the Company’s organic annual revenue growth was 10% compared to the prior year.

Growth in internet revenue by €55.8 million or 21% year-on-year was the most significant contributor, delivering almost half of the total increase in 2007 revenue compared to 2006. Premium cable television revenue was €62.9 million for the full year of 2007, an improvement of 33%, which reflects the continued strong uptake of our iDTV product and additional subscription and on-demand services. Other services such as telephony and business solutions delivered high single-digit and low double-digit growth respectively.

Our reported premium cable television revenue excludes sales of iDTV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In 2007, sales of iDTV set top boxes generated €15.2 million of revenue, compared to €26.0 million for 2006. This decrease is attributable to both the introduction of set top box rentals, which generate recurring revenue as opposed to upfront revenue from set top boxes sales, and to decreasing set top box prices being passed on to customers. The remaining €20.1 million of the total €35.3 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and other services such as online advertising. Our installation fee revenue in 2007 reflects an increase over the 2006 amount that is due largely to a January 1, 2007 change in how we recognize fees received for analogue cable installations.

2.2          Expenses

Total operating expenses from continuing operations for 2007 rose 8% to €726.6 million from €669.7 million a year ago. Almost half of this annual cost increase is attributable to the UPC Belgium acquisition, implying that our organic growth in operating expenses is considerably slower than our organic revenue growth.

Costs of services represented €553.5 million of total operating expenses, a year-on-year increase of 8%, attributable to the impact of the UPC Belgium acquisition, a general rise in personnel expenses, higher call center capacity requirements, rising content costs and other operating costs, reflecting the rapid growth of our subscriber base.

The balance of operating expenses, in selling, general and administrative (SG&A) expenses, grew 9% in 2007, reaching €173.1 million for the full year, compared to €159.0 million in 2006, and primarily reflected increased sales related activities while overhead costs were kept stable. During the fourth quarter of 2007, we incurred a specific increase in SG&A expenses due to seasonality in our sales cycle and more prominent digital television marketing campaigns, which generated record quarterly net additions for iDTV. Furthermore, during the fourth quarter we also incurred a severance cost of €3.6 million, following (i) consolidation of our Executive Team and (ii) the completion of the UPC Belgium integration plan, compared to €4.8 million of one-off items in the fourth quarter of 2006.

Our sustained focus on cost control and process-oriented improvements resulted in costs of services provided as a percentage of total revenue decreasing to 59% of revenue for 2007, compared to 63% of revenue for the prior year, and we reported a decrease of SG&A expenses as a percentage of total revenue to 19% from 20% over the same period.

2.3          EBITDA

EBITDA. EBITDA from continuing operations increased by 21% on a year-on-year basis to €442.9 million in 2007, from €366.6 million in 2006. Our EBITDA margin of 47.5% for 2007 exceeded the outlook for the year and represented a significant improvement of 2.4 percentage points compared to 45.1% a year earlier. Approximately one fifth of our growth in EBITDA was attributable to the acquisition of UPC Belgium, implying an organic EBITDA growth rate of 16% which reflects the operational leverage of our triple play business and a continued focus on cost management. For the fourth quarter of 2007, EBITDA reached €107.9 million, representing an EBITDA margin of 44.8% and a growth rate of 22% versus the prior year. The last quarter of the year typically reflects the seasonal pattern of higher expenses on sales activities and year-end marketing campaigns and included the launch of our High Definition service.

Operating profit. Including depreciation and amortization, which increased at a slower pace than revenue, our operating profit for 2007 grew by 43% to €205.3 million from €143.7 million in 2006.

2.4          Net result

The Company’s net result for 2007 included a positive one-time impact of €93.0 million relating to a long-term deferred tax asset established during the second quarter of the year and charges associated with the debt refinancing totaling €86.7 million in the fourth quarter. Recurring factors contributing to our net income included interest expenses, the unfavorable impact of changes in the fair value of our foreign currency and interest hedging instruments, and regular deferred taxes.

Finance costs. Net interest expense increased to €116.3 million in 2007 from €94.3 million in 2006. The increase was the result of debt borrowings incurred for the UPC Belgium acquisition, increases in the 3-month EURIBOR interest rate payable on our Senior Credit Facility and increased interest costs associated with the higher level of debt following our fourth quarter 2007 refinancing transactions, partially offset by reductions in our total debt until October 10, 2007 through prepayments and scheduled repayments under our former Senior Credit Facility and a decrease in our weighted average interest rate due to the redemption of the Senior Discount Notes and Senior Notes. Net foreign exchange and derivatives expense generated a loss of €8.8 million during 2007 compared to a gain of €14.7 million in the prior year. These changes are primarily a result of fluctuations in the fair value of the forward points on the foreign exchange forward contracts and the change in the fair value of our interest rate derivatives. Our result on derivative financial instruments also included €3.8 million of losses related to the release of Other Comprehensive Income as a result of the discontinuation of hedge accounting. Hedge accounting was applied for interest rate derivates on the former Senior Credit Facility until January 2007 and for foreign exchange forward contracts on the Senior Discount Notes until June 2007. The Company no longer applies hedge accounting for its derivatives.

During the three months ended December 31, 2007, the Company incurred a charge of €86.7 million, recorded as “Loss on extinguishment of debt” which was primarily related to the redemption of the Senior Discount Notes and Senior Notes. This charge included the make-whole premiums on both Notes and the accelerated write-off of the debt issuance costs that were recognized over the lifetime of these debt instruments.

Income tax expenses. In 2007, we had an income tax credit of €27.4 million compared to a tax expense of €34.3 million for the prior year. Adjusted for the favorable impact of the recognition of the deferred tax asset of €93.0 million, income tax expenses for the full year of 2007 were €65.6 million, reflecting the increased use of net operating losses as a result of higher taxable profits being recognized in our operating entity, Telenet NV. The majority of our income tax expenses and credits did not have any cash consequences.

Net income. Net income increased to €20.7 million for 2007, compared to net income from continuing operations of €8.5 million in the prior year. The net result for 2006 included a one-off expense of €21.4 million associated with the refinancing of the Senior Credit Facility, while 2007 included €90.5 million of charges related to the debt refinancing, offset by €93.0 million of deferred tax assets. Excluding these one-off items in both years, we generated net income of €18.2 million in 2007, compared to €29.9 million for the prior year. This decrease is primarily a result of higher interest charges and non-cash deferred taxes.

Exhibit 1 — One-off items related to refinancing included in net income

in € million	For the year ended December 31, 2007				For the year ended December 31, 2006				Change %
	Reported	One-offs		Recurring	Reported	One-offs		Recurring	Recurring
Operating profit	205.3	—		205.3	143.7	—		143.7	+43%
Finance costs, net	(212.0)	(90.5	)(1)	(121.5)	(101.0)	(21.4	)(2)	(79.6)	+53%
Net profit (loss) before income tax	(6.7)	(90.5)		83.8	42.8	(21.4)		64.2	+31%
Income tax benefit (expense)	27.4	93.0		(65.6)	(34.3)	—		(34.3)	+91%
Net income from continuing ops	20.7	2.5		18.2	8.5	(21.4)		29.9	-39%

(1) Consists of €86.7 million of loss on extinguishment of debt and €3.8 million release of Other Comprehensive Income.

(2) Represents the costs associated with the refinancing of the Senior Credit Facility in 2006.

2.5          Cash flow and Liquidity

Net cash from operating activities. Net cash provided by operating activities decreased to €222.3 million in 2007, from €309.4 million in 2006, reflecting the significant impact of one-time cash flows related to the debt refinancing that we completed on October 10, 2007, partially compensated by improved cash flows from our operations. The one-time cash flows related to our debt refinancing amounted to €163.7 million for 2007 and consisted of (i) the premium on our new cap contracts and the unwinding of old future contracts, both recorded as “Cash paid for or received from derivatives” and (ii) accelerated payment of the accrued interest expenses on the Senior Discount Notes, recorded as “Interest paid”. Adjusted for these one-off items, the Company generated cash from operating activities of €386.0 million for 2007, up by 25% compared to 2006.

Free cash flow. The Company generated free cash flow(1) of €177.2 million for 2007, a 71% increase compared to the €103.4 million generated during 2006.

(1) Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments, less capital expenditures.

Exhibit 2 — Reconciliation of net cash from operating activities to free cash flow in € million

in € million	For the year ended December 31, 2007	For the year ended December 31, 2006	Change %
Net cash from operating activities	222.3	309.4	-28%
Accelerated payment of interest under discounted debt instruments	77.8	—	n/a
Purchase and sale of derivatives	85.9	—	n/a
Capital expenditures	(208.8)	(206.0)	+1%
Free cash flow	177.2	103.4	+71%

Net cash from financing activities. On October 10, 2007, our former Senior Discount Notes, Senior Notes and Senior Credit Facility representing an aggregate principal amount of €1.2 billion, were each fully redeemed and repaid, and replaced by a new Senior Credit Facility of €2.3 billion, of which €1.9 billion has been initially drawn. This entire transaction is reflected in “Net cash from financing activities” and incorporates the repayment of the outstanding amount of our former debt instruments, the payment of redemption premiums and debt issuance costs for a total of €1,184.7 million, funded by the drawdown proceeds from our new Senior Credit Facility of €1,900.0 million. The remainder of these proceeds was used to fund a capital reduction to our shareholders of €6.00 per share, for a total of €654.9 million. During the first nine months of 2007, the Company made three scheduled repayments of €11.0 million each under Tranche A of the Senior Credit Facility and two voluntary prepayments of €50.0 million each under Tranche B revolver of the Senior Credit Facility using excess cash on the balance sheet, and received proceeds from the exercise of subordinated debt warrants of €78.0 million.

The Company held €76.6 million of cash and cash equivalents as of December 31, 2007, compared to €58.8 million as of December 31, 2006. This increase represents our net cash flow generation, less debt prepayments, scheduled repayments, capital distribution and the payment of debt issuance costs related to our debt refinancing.

Leverage ratio. The drawn amount of our new Senior Credit Facility represents a net leverage ratio of 4.05x EBITDA(2). Within the new Senior Credit Facility, the Company has access to an additional committed loan capacity of €400.0 million, subject to compliance with applicable covenants, pursuant to the Term Loan B2 and Revolving facility which are available to be drawn up to and including July 31, 2008 and June 30, 2014, respectively.

(2) Calculated as per terms of Senior Credit Facility, using previous two quarter’s EBITDA

2.6          Capital expenditures

Capital expenditures(3) were €208.8 million in 2007, compared to €206.0 in 2006. Approximately 67% of our capital expenditures were related to subscriber growth or were network growth related, such as the further completion of our Expressnet bandwidth upgrade project and various investments to accommodate our strongly increased subscriber base. We benefited from operational improvements and scale as evidenced by the fact that our installation cost per new subscriber decreased compared to 2006. The balance represented fixed asset network investments, repairs and replacements. As a percentage of revenue, total capital expenditures decreased to 22% of revenue in 2007 compared to 25% of revenue in the prior year.

(3) Capital expenditures are defined as purchases of property, equipment and intangible assets as reported in our consolidated statement of cash flows.

3                                         Outlook and Other information

3.1                               Outlook for the year 2008

Based on our assessment of recent market conditions, our product propositions and the Company’s long-term strategy, we are disclosing our outlook for 2008.

Overall strategy 2008. The headlines for 2008 remain in line with the Company’s objectives of growing ARPU and RGU per unique subscriber, increasing market share, maintaining solid operating margins, enhancing productivity and providing superior individual and bundled product offerings. While we are confident that our performance in 2008 will continue to deliver value to shareholders, we carefully consider the importance of external factors inherent to the environment we operate in, such as strong competition, technological evolutions, weakening economic conditions and increasing regulation. Our objective remains to further strengthen our competitive position and to expand our leadership across our products, and accordingly will further focus on a simplification of our business processes, productivity improvements and stringent cost control.

Important factors influencing outlook 2008. Our 2008 outlook reflects a change in the positioning of our iDTV set top boxes as we will substantially increase our focus on rental offerings versus sales, in order to further support growth in digital television and to maintain solid EBITDA margins and free cash flow levels. As a consequence, revenue growth in 2008 is expected to be negatively impacted by approximately 1.5 percentage points since income from rental boxes is recorded as recurring monthly revenue versus a substantially higher non-recurring sale. Capital expenditures are expected to increase up to €30 million since rental boxes must be recorded as fixed assets on the balance sheet versus operating expenses on the profit and loss statement.

In addition, following the new regulatory framework towards near reciprocity of interconnect rates by the end of 2009, we will incur a sharp decline in the termination rates by on average 40% as of January 1, 2008, which is expected to negatively affect our annual revenue growth by approximately another 1.0 percentage points.

Outlook 2008. Based on the combined impact of approximately 2.5 percentage points from the factors described, we expect for 2008 organic revenue growth of 5%-6% with an upside potential from the consolidation of the basic cable TV activities from the Pure Intercommunales, representing an additional 9%-10% on a pro-forma annual basis. With our continued focus on expense levels and process improvements, we expect to achieve an EBITDA growth of 6%-8% with an upside potential from the consolidation of the basic cable TV activities from the Pure Intercommunales, also representing an additional 9%-10% on a pro-forma annual basis. Capital expenditures are expected at €180-€190 million, excluding the assumption of up to €30 million for set top box rentals. Capital expenditures as a percentage of revenue are expected to be 18%-19% excluding set top boxes, and 21%-22% including a maximum of €30 million related to set top box rentals.

Outlook 2008 (organic)
Revenue growth	5% - 6%
EBITDA growth	6% - 8%
Capital expenditures(1)	€180 — €190 million

(1) Excludes up to €30 million of capital expenditures supporting set top box rental offering.

3.2          Dividend policy

Certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained. In addition, our new Senior Credit Facility imposes significant restrictions on our ability to make dividends or other distributions.  As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

3.3          Procedures of the Independent Auditor

The statutory auditors, PricewaterhouseCoopers Reviseurs d’Entreprises SCCRL, represented by Bernard Gabriëls, have confirmed that their review procedures, which are substantially complete, have not revealed any significant matters requiring adjustment for the year ended 2007 condensed consolidated income statement, balance sheet, or statements of cash flows and changes in Group shareholders’ equity included in this press release.

3.4          Subsequent events and other news

•                  Agreement-in-Principle with PICs

At December 31, 2007, Telenet provided services over broadband networks owned by Telenet and the Telenet Partner Network owned by the Pure Intercommunales (PICs), with the networks owned by Telenet accounting for approximately 70% of the aggregate homes passed by the combined networks and the Telenet Partner Network accounting for the remaining 30%. Telenet has been negotiating with the PICs to increase the capacity available to Telenet on the Telenet Partner Network.  Telenet is seeking the additional capacity in order to avoid a possible future degradation of service due to congestion that may arise in future years.

Telenet and the PICs had also been discussing the PICs’ desire to provide video-on-demand and related digital interactive services over the Telenet Partner Network. These discussions were complicated by differences in the parties’ interpretation of the precise scope of the long-term exclusive right to provide point-to-point services over the Telenet Partner Network that the PICs contributed to Telenet in exchange for stock in 1996. Telenet learned that the PICs intended to launch certain digital interactive services in breach of Telenet’s exclusive right to provide point-to-point services on the Telenet Partner Network and therefore lodged summary proceedings with the President of the Court of First Instance of Brussels to protect its rights.  On July 5, 2007, the President issued an injunction, prohibiting the PICs from offering video-on-demand and other interactive services on the Telenet Partner Network. The PICs appealed the court decision on July 28, 2007.  If the appeal were to be determined in a manner unfavorable to Telenet, Telenet’s operations and revenue are likely to be adversely affected, although the extent of such adverse effect is difficult to predict at this time.

On November 26, 2007, Telenet and the PICs announced a non-binding agreement-in-principle to transfer the analog and digital television activities of the PICs, including all existing subscribers, to Telenet for purchase consideration of €170 million. Among other matters, the agreement-in-principle provides that the PICs would remain the legal owners of the cable network, and that Telenet would receive full rights to use the network under a long-term lease for a period of 38 years via a user right in rem, for which it will pay annual fees in addition to the fees payable under the existing structure. It is provided that the pure cable companies will afterwards be able to use limited bandwidth for certain public interest services.

On December 26, 2007, Belgacom lodged summary proceedings with the President of the Court of First Instance of Antwerp with a view to obtaining a provisional injunction preventing the PICs from effecting the agreement-in-principle. Belgacom’s claim is based on the allegation that the PICS should have organized a market consultation prior to entering into the agreement-in-principle. The PICS are challenging this allegation, and Telenet intervened in this litigation in order to protect its interests.  Oral pleadings took place on February 12, 2008 and a decision should be rendered in March 2008. Belgacom also sent a letter expressing their interest in making a competing offer to the PICs and have started a procedure on the merits claiming the annulment of the agreement-in-principle. This procedure is expected to last for years.

In parallel, Belgacom filed a complaint with the Government Commissioner who needs to make a decision whether the Board approvals of the PICs of the agreement-in principle should be suspended. This decision is expected by the beginning of March. Furthermore, Belgacom also initiated a suspension and annulment procedure before the Council of State against these Board approvals. The outcome of the suspension procedure is expected in the coming months. The final judgment in the annulment case is expected to take more than one year.

No assurance can be given as to the outcome of the various Belgacom proceedings or whether Telenet will be able to enter into a definitive agreement with the PICs on the terms mentioned above, on a timely basis, or at all. To the extent that Telenet cannot conclude its negotiations with the PICs on satisfactory terms and Telenet has exhausted other means to resolve network congestion issues, it is possible that certain areas on the Telenet Partner Network would over time begin to experience congestion, resulting in a deterioration in the quality of service that Telenet would be able to provide to its subscribers and possible damage to Telenet’s reputation and its ability to maintain or increase revenue and subscribers in the affected areas.

•                  Decision on wholesale broadband market

On January 3, 2008, the European Commission approved the Belgian regulator’s (BIPT) draft decision related to the wholesale broadband market. The BIPT proposed not to include cable in the wholesale broadband market as it was not considered a true substitute for bit stream. The Commission decided that in the current state of competition on the Belgian market, it should not be appropriate to define sub-national markets (i.e. Flanders) but did not rule out a possible sub-division in future. The Commission also made some comments on the overall level of competition on the broadband market and the fact that retail prices are rather high compared to other Member States. On January 10, 2008, the BIPT approved the final decision on the wholesale broadband market.

•                  Acquisition of Hostbasket

On January 7, 2008, Telenet acquired Hostbasket, a leading Belgian hosting provider in the SME market. The Company was founded in 2000 and privately held. In 2005, Hostbasket was awarded “EMEA service provider of the Year” by Microsoft. Hostbasket has built its market leader position through its comprehensive partner and reseller channel, its in-depth technological and market expertise, and a unique - internally developed — extremely scalable and flexible hosting platform. Its activities mainly consist of domain name registration, e-mail hosting and website hosting. The annual turnover (unaudited) of Hostbasket for fiscal year 2007 was approximately € 5 million. The agreed purchase price equals approximately the annual turnover for 2007 of Hostbasket.

•                  400,000 subscribers to iDTV

On January 18, 2007, Telenet announced it has passed the milestone of 400,000 digital television customers.

4              Telenet Group Holding NV — Selected EU GAAP consolidated statement of operations detail

As of and for the periods ended	Dec 2007	Dec 2006	Change %

RGUs (in thousands)

Homes passed - Telenet Network	1,731	1,715	1%
Homes passed - Partner Network	824	816	1%
Homes passed - Telenet Brussels Netw.	189	—	n/a

Television
Basic analog TV	1,317	1,379	-4%
Basic digital TV	391	226	73%
Total basic TV	1,708	1,604	6%

Premium TV - Telenet Network	6	12	50%
Premium TV - Partner Network	23	29	-21%
iDTV	391	226	73%
Total Premium TV	420	266	58%

Internet
Residential Broadband Internet	844	703	20%
Business Broadband Internet	29	26	12%
Total Broadband Internet	873	729	20%

Telephony
Residential Telephony	539	448	20%
Business Telephony	9	7	29%
Total Telephony	548	455	20%

Mobile telephony (active customers)	56	13	331%

Total RGUs (excl. Mobile telephony)	3,549	3,054	16%

Churn for the three months ended

Basic cable television	7.2%	5.9%
Residential broadband internet	7.5%	7.8%
Residential telephony	8.3%	9.0%

Unique Customer Information on Telenet Network

RGUs per unique customers	1.59	1.50	6%
Total unique customers (in thousands)	1,583	1,604	-1%
ARPU per unique customer (for the three months ended, in € / month)	31.1	27.9	11%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed consolidated statements

5.1          Selected EU GAAP consolidated statement of operations detail (unaudited)

(€ in millions, except percentages and per share	For the three months ended December 31,			For the years ended December 31,
amounts)	2007	2006	% Change	2007	2006	% Change

Revenue

Basic cable television	55.7	50.2	11%	221.7	199.4	11%
Premium cable television	17.0	12.6	35%	62.9	47.3	33%
Distributors / other	9.6	10.6	-9%	35.3	36.8	-4%
Residential broadband internet	84.1	71.4	18%	324.4	268.6	21%
Residential telephony	52.2	49.1	6%	200.5	183.3	9%
Business services	22.2	20.9	7%	87.0	78.1	11%

Subtotal Continuing Operations	240.9	214.7	12%	931.9	813.5	15%

Revenue Discontinued Operations	—	1.3		—	7.5
Total	240.9	216.0		931.9	821.0

Expenses

Costs of services provided	(145.5)	(136.4)	7%	(553.5)	(510.7)	8%

Gross Profit	95.5	78.3	22%	378.4	302.8	25%

Selling, general and administrative costs	(49.4)	(44.5)	11%	(173.1)	(159.0)	9%

Operating profit	46.1	33.8	36%	205.3	143.7	43%

Finance costs, net	(124.2)	(20.9)	494%	(212.0)	(101.0)	110%
Net profit before income taxes	(78.1)	12.9	n/a	(6.7)	42.8	n/a
Income tax benefit (expense)	(22.1)	(8.0)	177%	27.4	(34.3)	n/a

Net income (loss) from continuing operations	(100.2)	4.9	n/a	20.7	8.5	144%

EBITDA	107.9	90.5	19%	442.9	366.6	20%
margin %	44.8%	42.1%		47.5%	45.1%

Weighted average shares outstanding	109,316,297	100,891,168		104,615,437	100,625,546
Basic net earnings per share	(0.92)	0.05		0.20	0.08
Diluted net earnings per share	(0.92)	0.05		0.19	0.08

Expenses by Nature

Employee benefits	32.0	32.9	-3%	122.6	114.3	7%
Depreciation	47.0	44.0	7%	182.0	174.3	4%
Amortization	12.6	10.9	15%	48.2	43.1	12%
Amortization of broadcasting rights	2.2	1.7	26%	7.4	5.5	35%
Network operating and service costs	73.6	66.3	11%	270.2	247.1	9%
Advertising, sales and marketing	19.4	16.5	18%	59.3	57.1	4%
Other costs	8.0	9.7	-17%	36.9	35.9	3%

Total Expenses	194.9	182.1	7%	726.6	677.4	7%

Attributable to continued operations	194.9	180.9	8%	726.6	669.7	8%
Attributable to discontinued operations	—	1.2	n/a	—	7.7	n/a

5.2          EU GAAP Condensed consolidated statement of operations (unaudited)

(€ in millions, except percentages and per share	For the three months ended December 31,			For the years ended December 31,
amounts)	2007	2006	% Change	2007	2006	% Change

Revenue	240.9	214.7	12%	931.9	813.5	15%
Costs of services provided	(145.5)	(136.4)	7%	(553.5)	(510.7)	8%

Gross profit	95.5	78.3	22%	378.4	302.8	25%

Selling, general and administrative	(49.4)	(44.5)	11%	(173.1)	(159.0)	9%

Operating profit	46.1	33.8	36%	205.3	143.7	43%

Finance costs, net	(124.2)	(20.9)	494%	(212.0)	(101.0)	110%

Net profit before income tax	(78.1)	12.9	n/a	(6.7)	42.8	n/a

Income tax benefit (expense)	(22.1)	(8.0)	177%	27.4	(34.3)	n/a

Net income (loss) from continuing operations	(100.2)	4.9	n/a	20.7	8.5	144%

Discontinued operations
Loss from discontinued operations	—	(2.7)	n/a	—	(3.0)	n/a

Net income (loss)	(100.2)	2.2	n/a	20.7	5.5	279%

Basic earnings per share	(0.92)	0.05		0.20	0.08
Diluted earnings per share	(0.92)	0.05		0.19	0.08

5.3          EU GAAP Condensed consolidated statement of cash flows (unaudited)

	For the years ended December 31,
(€ in millions)	2007	2006	% Change

Cash flows provided by operating activities	222.3	309.4	-28%
Cash flows used in investing activities	(209.1)	(389.4)	-46%
Cash flows provided by (used in) financing activities	4.5	(71.5)	n/a
Net increase (decrease) in cash and cash equivalents	17.8	(151.5)	n/a

5.4          EU GAAP Condensed consolidated balance sheets (unaudited)

	Dec 31,	Dec 31,
(€ in millions)	2007	2006	Change

ASSETS
Non-current Assets:
Property and equipment, net	1,008.6	973.4	35.2
Goodwill	1,096.0	1,148.7	(52.7)
Other intangible assets, net	259.1	278.8	(19.7)
Deferred income tax assets	60.6		60.6
Other assets	1.9	2.3	(0.5)
Total non-current assets	2,426.2	2,403.3	23.0

Current Assets:
Trade receivables, net	110.8	105.6	5.2
Other current assets	51.0	24.4	26.6
Cash and cash equivalents	76.6	58.8	17.8
Total current assets	238.4	188.8	49.6

TOTAL ASSETS	2,664.6	2,592.1	72.5

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,081.1	1,656.6	(575.5)
Other reserves	891.2	891.5	(0.3)
Hedging reserves	—	(3.6)	3.6
Retained loss	(1,802.2)	(1,822.9)	20.7
Total equity	170.1	721.7	(551.6)

Non-current Liabilities:
Long-term debt, less current portion	1,999.9	1,330.8	669.1
Derivative financial instruments	—	36.5	(36.5)
Unearned revenue	12.7	14.8	(2.1)
Other liabilities	43.8	29.7	14.1
Total non-current liabilities	2,056.4	1,411.9	644.6

Current Liabilities:
Short-term borrowings	—	15.7	(15.7)
Current portion of long-term debt	18.5	59.8	(41.2)
Accounts payable	230.4	180.5	49.9
Accrued expenses and other current liabilities	65.8	79.5	(13.7)
Unearned revenue	123.5	123.2	0.3
Total current liabilities	438.1	458.6	(20.4)

Total liabilities	2,494.6	1,870.4	624.1

TOTAL EQUITY AND LIABILITIES	2,664.6	2,592.1	72.5